AMENDED AND RESTATED
BYLAWS
OF
FARGO ELECTRONICS, INC.

As of March 6, 1998

BYLAWS
OF
FARGO ELECTRONICS, INC.

ARTICLE 1. OFFICES

    1.1.  Offices.  The principal executive office of the Corporation shall be 7901 Flying Cloud Drive, Eden Prairie, Minnesota 55344. The Corporation may have offices at such other places, either within or without the State of Minnesota, as the Board of Directors may designate from time to time or as the business of the Corporation may require.

ARTICLE 2. SHAREHOLDERS

    2.1.  Regular Meetings.  Regular meetings of shareholders of the Corporation entitled to vote shall be held on an annual or less frequent basis as shall be determined by the Board of Directors. At each regular meeting, the shareholders shall elect qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within six (6) months after the date of the meeting and shall transact such other business as shall come before the meeting.

    2.2.  Demand of Regular Meeting by Shareholder.  If a regular meeting of the shareholders has not been held during the immediately preceding fifteen (15) months, a shareholder or shareholders holding three percent (3%) or more of the voting power of all shares entitled to vote may demand a regular meeting of shareholders by written notice of demand given to the President or the Treasurer of the Corporation.

    Within thirty (30) days after receipt of the demand by one of those officers, the Board shall cause a regular meeting of shareholders to be called and held on notice no later than ninety (90) days after receipt of the demand, all at the expense of the Corporation. If the Board fails to cause a regular meeting of shareholders to be called and held, the shareholder or shareholders making the demand may call the meeting by giving notice as required by law, all at the expense of the Corporation.

    2.3.  Special Meetings.  Special meetings of the shareholders entitled to vote may be called for any purpose or purposes at any time by:

    (a)
    The President;

    (b)
    The Vice President;

    (c)
    Two (2) or more directors;

    (d)
    A shareholder or shareholders holding ten percent (10%) or more of the voting power of all shares entitled to vote by giving a written notice of demand to the President or Treasurer of the Corporation and containing the purposes of the meeting, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by twenty-five percent (25%) or more of the voting power of all shares entitled to vote.

    Within thirty (30) days after receipt of the demand by one of those officers, the Board shall cause a special meeting of shareholders to be called and held on notice no later than ninety (90) days after receipt of the demand, all at the expense of the Corporation. If the Board fails to cause a special meeting to be called and held, the person making the demand may call the meeting by giving notice as required by law, all at the expense of the Corporation.

    2.4.  Business Limited.  The business transacted at a special meeting is limited to the purposes stated in the notice of the meeting. Any business transacted at a special meeting that is not included in those stated purposes is voidable by or on behalf of the Corporation, unless all of the shareholders have waived notice of the meeting in accordance with the law or these Bylaws.

    2.5.  Place of Meetings.  Meetings of the shareholders shall be held at the principal executive office of the Corporation or at such other place, within or without the State of Minnesota, as is designated by the Board of Directors, except that a regular meeting or a special meeting called by or at the demand of a shareholder shall be held in the county where the principal executive office of the Corporation is located.

    2.6.  Notice of Meeting.  Notice of all meetings of shareholders shall be given to every holder of shares entitled to vote, except where the meeting is an adjourned meeting and the date, time and place of the meeting were announced at the time of adjournment. The notice shall contain the date, time and place of the meeting and shall be given not less than ten (10) days nor more than sixty (60) days before the date of the meeting. Notice of a meeting at which there is to be considered a proposal to dissolve the Corporation or to adopt a plan of merger or exchange shall be given to all shareholders of record, whether or not entitled to vote, not less than fourteen (14) days (nor more than 60 days) before the meeting.

    2.7.  Waiver of Notice.  A shareholder may waive notice of the date, time, place and purpose or purposes of a meeting of shareholders. A waiver of notice by a shareholder entitled to notice is effective whether given before, at or after the meeting, and whether given in writing, orally or by attendance. Attendance by a shareholder at a meeting is a waiver of notice of that meeting, unless the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

    2.8.  Quorum.  The holders of a majority of the voting power of the shares of the Corporation entitled to vote at a meeting shall constitute a quorum for the transaction of business at any regular or special meeting of shareholders. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though the withdrawal of a number of shareholders originally present leaves less than the proportion or number otherwise required for a quorum.

    If less than a majority of the voting power of the shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

    2.9.  Proxies.  A shareholder may cast or authorize the casting of a vote by filing a written appointment of a proxy with an officer of the Corporation at or before the meeting at which the appointment is to be effective. An appointment of a proxy for shares held jointly by two (2) or more shareholders is valid if signed by any one (1) of them, unless the Corporation receives from any one (1) of those shareholders either written notice denying the authority of that person to appoint a proxy or appointing a different proxy.

    2.10.  Voting.  At each meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote in person or by proxy duly appointed by an instrument in writing subscribed by such shareholder. Upon the demand of any shareholder, the vote for director, or the vote upon any question before the meeting, shall be by ballot. All elections shall be determined and all questions decided by the affirmative vote of the holders of a majority of the voting power of the shares presently entitled to vote, except in the event there is to be considered a resolution to adopt a plan of merger or exchange or to dissolve the Corporation, or to sell all or substantially all the assets of the Corporation or to liquidate or dissolve the Corporation, the affirmative vote of the holders of a two-thirds (2/3) majority of the voting power of the shares entitled to vote shall be required.

    2.11.  Informal Action by Shareholders.  Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote on that action. The written action is effective when it has been signed by all of those shareholders, unless a different effective time is provided in the written action.

ARTICLE 3. BOARD OF DIRECTORS

    3.1.  General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, subject to the provisions of any valid and enforceable shareholder control agreements.

    3.2.  Number, Tenure and Qualifications.  The Board shall consist of at least three (3) but not more than nine (9) directors. Each director shall serve for an indefinite term that expires at the next regular meeting of the shareholders and until a successor shall have been elected and qualified or until the earlier of death, resignation, removal or disqualification of the director. Directors need not be residents of the State of Minnesota or shareholders of the Corporation. The number of directors may be increased at any time by the affirmative vote of a majority of the Board of Directors currently holding office.

    3.3.  Meetings.  Meetings of the Board of Directors may be called by or at the request of the President, Treasurer or any director.

    3.4.  Notice.  Anyone entitled may call a board meeting by giving two (2) days' notice to all directors of the date, time and place of the meeting, except where a board meeting has been announced at a previous meeting of the board, no notice is required, and notice of an adjourned meeting need not be given other than by announcement at the meeting at which the adjournment is taken. Any director may waive notice of a meeting. A waiver of notice by a director entitled to notice is effective whether given before, at or after the meeting and whether given in writing, orally or by attendance. The attendance by a director at a meeting shall constitute a waiver of notice of such meeting, except where a director objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

    3.5.  Quorum.  A majority of the number of the directors currently holding office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. If less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time until a quorum is present without further notice.

    3.6.  Manner of Acting.  The act of the majority of the directors present at a duly held meeting shall be the act of the Board of Directors.

    3.7.  Absent Directors.  A director may give advance written consent or opposition to a proposal to acted on at a Board meeting. If the director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

    3.8.  Informal Action by Directors.  Any action required or permitted to be taken at a meeting of the directors, other than an action requiring shareholder approval, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present.

    3.9.  Electronic Communications.  A conference among directors by any means of communication through which the directors may simultaneously hear each other during the conference constitutes a Board meeting, if the same notice is given of the conference as would be required by law or these Bylaws for a meeting and if the number of directors participating in the conference would be sufficient to constitute a quorum at a meeting. Participation in a meeting by that means constitutes presence in person at the meeting. A director may participate in a Board meeting not described above by any means of communication through which the director, other directors so participating and all directors physically present at the meeting may simultaneously hear each other during the meeting. Participation in a meeting by that means constitutes presence in person at the meeting.

    3.10.  Vacancies.  A director may resign at any time by giving written notice of resignation to the President, Treasurer or Board of Directors. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors may be filled by the affirmative vote of a majority of the directors serving at the time of the increase or by the affirmative vote of a majority of the shareholders entitled to vote. Each director elected to fill a vacancy shall hold office until a qualified successor is elected by the shareholders at the next regular or special meeting of the shareholders.

    3.11.  Compensation.  By resolution of the Board of Directors, each director may be paid his expenses, if any, of attendance at each meeting of the Board of Directors, and may be paid a stated salary as director or a fixed sum for attendance at each meeting of the Board of Directors or both. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

    3.12.  Salaries.  Salaries and other compensation of all officers of the Corporation shall be fixed by the Board of Directors, which action may be taken informally without the benefit of written resolutions. Nothing contained in these Bylaws shall be construed to preclude any officer from serving the Corporation as a director, consultant or in any other capacity and receiving proper compensation for his services.

ARTICLE 4. OFFICERS

    4.1.  Number.  The officers of the Corporation shall be a President or Vice President, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors. Such other officers or agents as may be deemed necessary may be elected or appointed by the Board of Directors. Any number of offices or functions may be held or exercised by the same person.

    4.2.  Election and Term of Office.  The officers of the Corporation shall be elected by the affirmative vote of a majority of Board of Directors. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed. In the absence of an election or appointment of officers by the Board, the person or persons exercising the principal functions of the President or the Treasurer are deemed to have been elected to those offices, except for the purpose of determining the location of the principal executive office, which in that case is the registered office of the Corporation.

    4.3.  Contract Rights.  The election or appointment of a person as an officer or agent does not, of itself, create contract rights. A corporation may enter into a contract with an officer or agent for a period of time if, in the judgment of the Board of Directors, the contract would be in the best interests of the Corporation.

    4.4.  President.  The President shall:

    (a)
    have general active management of the business and affairs of the Corporation;

    (b)
    when present, preside at all meetings of the shareholders and of the Board of Directors;

    (c)
    see that all orders and resolutions of the Board are carried into effect;

    (d)
    sign and deliver, with the Secretary/Treasurer or any other proper officer of the Corporation authorized by the Board of Directors, certificates for shares of the Corporation and deeds, mortgages, bonds, contracts or other instruments which the Board of Directors has authorized to be executed, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation; and

    (e)
    perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors.

    4.5.  Vice President.  In the absence of the President or in the event of his death, inability or refusal to act, the Vice President shall perform the duties of President, and when so acting shall have all the powers of and be subject to all the restrictions of the President. The Vice President such other duties as from time to time may be assigned to him by the President or the Board of Directors.

    4.6.  Secretary.  The Secretary shall:

    (a)
    keep the minutes of the proceedings of the shareholders and of the Board of Directors in one or more books provided for that purpose;

    (b)
    see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law;

    (c)
    be custodian of the corporate records of the Corporation,

    (d)
    keep a register of the post office address of each shareholder which shall be furnished to the Secretary by such shareholder;

    (e)
    sign with the President certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors;

    (f)
    have general charge of the stock transfer books of the Corporation.

    4.7.  Treasurer.  The Treasurer shall:

    (a)
    keep accurate financial records for the Corporation;

    (b)
    deposit all moneys, drafts and checks in the name of the Corporation in the banks and depositories designated by the Board of Directors;

    (c)
    endorse for deposit all notes, checks and drafts received by the Corporation as ordered by the Board of Directors;

    (d)
    disburse corporate funds and issue checks and drafts in the name of the Corporation as ordered by the Board of Directors;

    (e)
    render to the President and the Board, whenever requested, an account of all transactions by the Treasurer of the financial condition of the Corporation;

    (f)
    have charge and custody of and be responsible for all funds and securities of the Corporation.

    (g)
    in general, perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President or by the Board of Directors;

ARTICLE 5. CONTRACTS, LOANS, CHECKS AND DEPOSITS

    5.1.  Contracts.  The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

    5.2.  Indebtedness.  No loans shall be contracted on behalf of the Corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

    5.3.  Checks, Drafts, Etc.  All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents, of the Corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors.

    5.4.  Deposits.  All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board of Directors may select.

    5.5.  Loans.  The Corporation may lend money to, guarantee an obligation of or otherwise financially assist a person if the transaction, or a class of transactions to which the transaction belongs, is approved by the affirmative vote of a majority of the directors present and:

    (a)
    is in the usual and regular course of business of the Corporation;

    (b)
    is with, or for the benefit of, a related corporation, an organization in which the Corporation has a financial interest, an organization with which the Corporation has a business relationship, or an organization to which the Corporation has the power to make donations;

    (c)
    is with, or for the benefit of, an officer or other employee of the Corporation or a subsidiary, including an officer or employee who is a director of the Corporation or a subsidiary, and may reasonably be expected, in the judgment of the Board, to benefit the Corporation; or

    (d)
    has been approved by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares.

ARTICLE 6. CERTIFICATES FOR SHARES AND THEIR TRANSFER

    6.1.  Certificates for Shares.  Certificates representing shares of the Corporation shall be in such form as shall be determined by the Board of Directors. Such certificates shall be signed by any officer of the Corporation designated by the Board of Directors.

    6.2.  Lost Share Certificates.  Any shareholder claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact in such form as the Board of Directors may require, and shall, if the directors so require, give the Corporation a bond of indemnity in form and with one or more sureties satisfactory to the Board, in an amount determined by the Board of Directors not exceeding double the value of the stock represented by such certificate to indemnify the Corporation, against any claim that may be made of such certificate; whereupon a new certificate may be issued in the same tenor and for the same number of shares as the one alleged to have been destroyed or lost.

ARTICLE 7. GENERAL PROVISIONS

    7.1.  Distribution; Acquisition of Shares.  Subject to the provisions of law, the Board of Directors may authorize distributions and may authorize the acquisition of the Corporation's shares, whenever and in such amounts as, in its opinion, the condition of the affairs of the Corporation shall render it advisable.

    7.2.  Books and Records; Inspection.

    (a)
    The Corporation shall keep at its principal executive office, or at another place or places within the United States determined by the Board, a share register not more than one year old, containing the names and addresses of the shareholders and the number and classes of shares held by each shareholder.

    (b)
    The Corporation shall also keep at its principal executive office, or shall make available at its registered office, the documents required by law.

    (c)
    A shareholder, beneficial owner or a holder of a voting trust certificate, upon written demand, shall be permitted to examine and copy the books and records of the Corporation in the manner and at the times permitted by law.

    7.3.  Shareholder Agreements.  In the event of any conflict or inconsistency between these Bylaws, as amended, and any shareholder control agreement, whenever adopted, such shareholder control agreement shall govern.

ARTICLE 8. INDEMNIFICATION

    8.1. The Corporation shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended.

    8.2. The Corporation may, but is not required to, purchase and maintain insurance on behalf of any person in such person's official capacity against any liability asserted against and incurred by such person in or arising from that capacity, whether or not the Corporation would otherwise be required to indemnify the person against the liability.

ARTICLE 9. COMMITTEES

    The Board of Directors, by vote of a majority of the Directors then in office, may elect from its number one or more committees, including an Executive Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Articles of Incorporation, or by these Bylaws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these Bylaws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors. The Board of Directors shall have power to rescind any action of any committee, but no such rescission shall have retroactive effect.

ARTICLE 10. AMENDMENTS

    10.1.  Amendments.  Unless the Articles of Incorporation provide otherwise, these Bylaws may be altered, amended or repealed by the affirmative vote of a majority of the Board of Directors. Such authority of the directors is subject to the power of the shareholders to adopt, amend or repeal the Bylaws. After the adoption of the initial Bylaws, the Board shall not adopt, amend or repeal a Bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board, or fixing the number of directors or their classifications, qualifications or terms of office but may adopt or amend a Bylaw to increase the number of directors.

    As adopted by the Board of Directors on February 18, 1998.

    As amended by the Board of Directors on March 6, 1998.